                                                                    Exhibit 3.52


                               OPERATING AGREEMENT

                                    ARTICLE I

                                   DEFINITIONS

            1.1 The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein);

            (a) "Additional Member" shall mean any Person or Entity who or which is admitted to the Company as an Additional Member pursuant to Article XI hereof.

            (b) "Capital Account" as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted pursuant to Article VIII.

            (c) "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made. "Initial Capital Contribution" shall mean the initial contribution to the Capital of the Company pursuant to this operating Agreement.

            (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

            (e) "Company" shall refer to Nutra-Blend, L.L.C., a Missouri limited liability company.

            (f) "Company Property" shall mean any real or personal property, plant, building, facility, structure, underground storage tank, equipment, unit, or other asset owned, leased or operated by the Company.

            (g) "Distributable Cash" shall mean all cash receipts and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; (iii) such cash Reserves as the Managers deem reasonably necessary to the proper operation of the Company's business.

            (h) "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association.

            (i) "Fiscal Year" shall mean the Company's fiscal year, which shall be September 1 through August 31.

            (j) "Initial Members" shall mean the members of the Company whose names appear in Article IV and whose agents have signed this Operating Agreement.

            (k) "Interest" or "Membership Interest" shall mean the proportion that a Member's Units bears to the aggregate outstanding Units of all Members.

            (l) "Mandatory Annual Distribution" shall have the meaning set forth in Section 10.2(a).

            (m) "Manager" shall mean one or more managers elected by the Members pursuant to this Operating Agreement and the Missouri Act. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

            (n) "Member" shall mean each of the Initial Members, Additional Members and Substituted Members who are, as of a given time, a member of the Company.

            (o) "Missouri Act" shall mean the Missouri Limited Liability Company Act, as amended.

            (p) "Net Profits" shall mean, for each Fiscal Year, the income of the Company determined in accordance with generally accepted accounting principles consistently applied from year to year employed under the accrual method of accounting.

            (q) "Net Losses" shall mean, for each Fiscal Year, the losses of the Company determined in accordance with generally accepted accounting principles consistently applied from year to year employed under the accrual method of accounting.

            (r) "Operating Agreement" shall mean this Operating Agreement as originally executed and as amended from time to time.

            (s) "Ordinary Course of Business" shall mean the ordinary course of business of the Company consistent with the past custom and practice of N.B., Inc. (formerly named Nutra-Blend Corporation), a Missouri corporation.

            (t) "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person where the context so admits.

            (u) "Purchase Agreement" shall mean the Purchase Agreement between Land O'Lakes, Inc., N.B., Inc., Michael Osborne, and Missouri-Arkansas Hatcheries, Inc., effective January 1, 1995.

            (v) "Remaining Interest Closing Date" shall mean 10:00 a.m. local time at the offices of Land O'Lakes, Inc. on the first business day of November, 1999 or such other day as the Members may mutually agree.

            (w) "Reserves" shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Board of Managers for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

            (x) "Substitute Member" shall mean any Person or Entity who or which is admitted to the Company as a substitute Member pursuant to this Agreement and the Missouri Act.

            (y) "Treasury Regulations" shall mean the Income Tax Regulations, including temporary regulations, promulgated under the code, as amended from time to time.

            (z) "Units" shall mean the capital units issued by the Company to its Members, in exchange for contributions, which represent the Member's interest in the Company.

                                   ARTICLE II

                              FORMATION OF COMPANY

            2.1 Formation. On December 29, 1994, Thomas E. Carew, Organizer of the Company, organized a Missouri limited liability company under and pursuant to the Missouri Act.

            2.2 Name. The name of the Company Nutra-Blend, L.L.C.

            2.3 Principal Place of Business. The principal place of business of the Company within the State of Missouri shall be Route 6, Box 145, Neosho, Missouri 64850. The Company may locate its places of business and registered office at any other place or places as the Managers may from time to time deem advisable.

            2.4 Registered Office and Registered Agent. The Company's registered office shall be at the office of its registered agent at Route 6, Box 145, Neosho, Missouri 64850 and the name of its initial registered agent at such address shall be Jerry E. Wells.

            2.5 Term. The term of the Company shall be from the date of filing of Articles of Organization with the Secretary of State of the State of Missouri through December 31, 2024, unless the Company is earlier dissolved in accordance with either the provisions of this operating Agreement or the Missouri Act.

                                   ARTICLE III

                               BUSINESS OF COMPANY

3.1 Permitted Businesses. The business of the Company shall be:

                  (a) The production, sale, and distribution of animal feed additives and other agricultural products;

                  (b) To accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets;

                  (c) To exercise all other powers necessary to or reasonably connected with the Company, business which may be legally exercised by limited liability companies under the Missouri Act; and

                  (d) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.


                                   ARTICLE IV

                     NAMES AND ADDRESSES OF INITIAL MEMBERS

4.1 The names and addresses of the Initial Members are as follows:

1. N.B., Inc.

Route 6, Box 145
Neosho, Missouri 64850

2. Land O'Lakes, Inc.

4001 Lexington Avenue North
Arden Hills, Minnesota 55126



                                    ARTICLE V

                          RIGHTS AND DUTIES OF MANAGERS

            5.1 Management. The business and affairs of the Company shall be managed by its designated Managers. The Managers shall participate in the direction, management and control of the business of the Company to the best of their ability in good faith and in a manner they reasonably believe to be in the best interests of the Company. The Managers shall in all cases act as a group, with a majority vote or consent of the Managers required to take action, provided, however that in the event there is a vacancy occurring for any reason in the number of Managers, the Managers shall not act until such time as all vacancies are filled in accordance with section 5.9 hereof. The Managers may adopt such rules and regulations for the conduct of their meetings and the management of the Company not inconsistent with this Operating Agreement and the Missouri Act.

            5.2 Number, Tenure and Qualifications. The number of Managers of the Company shall be six (6), or as shall be fixed from time to time by the affirmative vote of Members holding greater than fifty percent (50%) of all Membership Interests. Three (3) of the six (6) Managers shall be appointed by N.B., Inc. and three (3) of the six (6) Managers shall be appointed by Land O'Lakes, Inc. Each Manager so appointed shall hold office until his or her successor shall have been duly appointed and qualified or until such Manager's earlier death, resignation or removal. Managers need not be residents of the state of Missouri or Members of the Company. In the event of a Manager's absence or inability to vote, for any reason, or in the event of the vacancy of a Manager office, before any action requiring a vote of Managers may be taken, the Member who appointed the absentee or abstaining Member or vacant Manager office, shall have the right to designate a successor to such Manager. In the event one Member transfers all of its Membership Interest, the transferring Member's rights hereunder to appoint Managers shall cease.

            5.3 Certain Powers of Managers. Without limiting the generality of
Section 5.1, the Managers shall have power and authority, as a group, on behalf of the Company to:

            (a) Acquire property from any Person or Entity as the Managers may determine. The fact that a Member is directly or indirectly affiliated or connected with any such Person or Entity shall not prohibit the Managers from dealing with that Person or Entity;

            (b) Borrow money for the Company from banks, other lending institutions, the Members, affiliates of the Members, or any other Person, on such terms as they deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. Except as otherwise provided in the Missouri Act, no debt shall be contracted or liability incurred by or on behalf of the Company except by the Company's Managers;

            (c) Purchase liability and other insurance to protect the Company's property and business;

            (d) Hold and own any Company real and/or personal properties in the name of the Company;

            (e) Invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

            (f) Upon the affirmative vote of the Members holding at least two-thirds of all Membership Interests in the Company, to sell or otherwise dispose of all or substantially all of the assets of the company as part of a single transaction or plan so long as such disposition is not in violation of or a cause of a default under any other agreement to which the company may be bound;

            (g) Execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company's property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary, in tbe opinion of the Managers, to the business of the Company;

            (h) Employ accountants, legal counsel, managing agents or other experts-to perform services for the Company and to compensate them from company funds;

            (i) Enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

            (j) Do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

            Unless expressly authorized to do so by this operating Agreement or by a majority of the Members or by a majority of the Managers of the Company, no Member, Manager, agent, or employee of the Company shall have any power or authority to bind the company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

            5.4 Limitation of Power of Member Acting Alone or Less Than a Majority of Managers. Notwithstanding section 5.3 or any other provision in this Operating Agreement, neither a Member acting alone nor a Managers or Managers acting without direction or authority of the Board of Managers pursuant to
Section 8.6 shall have authority to:

            (a) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any Membership Interest in the company or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire a Membership Interest in the Company;

            (b) split, combine, subdivide or reclassify any Membership Interest in the Company;

            (c) amend Company's Articles of Organization or this Operating Agreement, merge, consolidate, liquidate or dissolve;

            (d) create, incur or assume, or agree to create, incur or assume any indebtedness or borrowed money or issue debt securities by the Company, other than to incur current liabilities in the Ordinary Course of Business except for borrowings under existing lines of credit;

            (e) prepay or discharge any long term debt of the Company, other than the current portion of long-term debt;

            (f) make, declare, set aside or pay any other distribution on the Membership Interests or otherwise (whether in cash or other property) to any Member or any Affiliate of any Member;

            (g) purchase, redeem or otherwise acquire or offer to acquire any Membership Interest or other securities;


            (h) create any Security Interest on any of the company's property, other than in the Ordinary Course of Business;

            (i) cancel any debt owed to or claims held by the Company including the settlement of any claims or litigation, other than in the ordinary Course of business;

            (j) incur or assume on behalf of the Company any guaranty or other liability to discharge an obligation of another, other than endorsements for deposits in the Ordinary Course of Business;

            (k) acquire, add to or dispose of any capital assets of the Company having a value exceeding Twenty Thousand Dollars ($20,000.00) in the aggregate or Ten Thousand Dollars ($10,000.00)for any single capital expenditure;

            (l) enter into or terminate (other than in accordance with its terms) any agreement material to the operation of the Company's business;

            (m) materially change the Company's accounting methods or practices applied in the preparation of its audited financial statements or the unaudited financial statements;

            (n) materially increase the aggregate compensation of management or the rates of compensation of other employees of the Company, other than in compliance with existing employment agreements or through normal merit and cost of living raises;

            (o) institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of the Company;

            (p) grant or agree to grant any preferential right to purchase any asset of the Company, except in the Ordinary Course of Business;

            (q) enter into any contract for the purchase of real property to be used by the company or for the sale of any real property owned by the company or any option to extend any real property lease;

            (r) enter the Company into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

            (s) accelerate or delay collection of any notes or accounts receivable generated by the business of the Company in advance of or beyond their regular due dates or the date when the same would have been collected in the Ordinary Course of Business;

            (t) delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

            (u) allow the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Company to vary in any material respect from the levels customarily maintained by the Company;

            (v) make, agree to make, any payment of cash or distribution of assets to a Member or any of their respective Affiliates.

            (w) adopt or implement budget and long range plans for the Company.


            (x) make investments, obtain financing, or purchase or otherwise acquire or offer to acquire on behalf of the Company any equity or debt security of any Person.

            (y) admit any Person as a Member of the Company.

            (z) sell or otherwise dispose of all or substantially all of the property and assets of the Company.

            (aa) take any action on behalf of the Company not in the Ordinary Course of Business.

            5.5 Liability for Certain Acts. Each Manager shall exercise his or her business judgment in participating in the management of the business, operations and affairs of the Company. Unless fraud, deceit, gross negligence, willful misconduct or a wrongful taking shall be proved by a nonappealable court order, judgment, decree or decision, a Manager shall not be liable or obligated to the Members for any mistake of fact or judgment or for the doing of any act or the failure to do any act by the Manager in conducting the business, operations and affairs of the Company, which may cause or result in any loss or damage to the Company or its Members. A Manager does not, in any way, guarantee the return of the Member's Capital Contributions or a profit for the Members from the operations of the Company. A Manager shall not be responsible to any Members because of a loss of their investment or a loss in operations, unless the loss shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking by said Manager. A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture, unless such engagement is prohibited by a separate agreement or by the Manager's fiduciary duty to the Company or to the Members.

            5.6 Managers Have No Exclusive Duty to Company. Unless otherwise agreed by a separate written contract with the Company or unless required by the Manager's fiduciary duty to the Company or the Members, a Manager shall not be required to manage the Company as his or her sole and exclusive function and a Manager may have other business, interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom.

            5.7 Bank Accounts. The Managers, or any one of them designated by a majority decision of the Managers, may from time to time open bank accounts in the name of the Company.


            5.8 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any


            5.8 Resignation. Any manager of the Company may resign at any time by giving written notice to the Members of the Company. The Resignation of any manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

            5.9 Removal.

            (a) At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of Members holding a majority of all Membership Interests then entitled to vote at an election of Managers.

            (b) All or any lesser number of the Managers appointed by Land O'Lakes, Inc. may be removed at any time, with or without cause, by the affirmative vote of a majority of all Membership Interests then entitled to vote and then owned by Land O'Lakes, Inc. All or any lesser number of Managers appointed by N.B., Inc. may be removed at any time, without or with cause, by the affirmative vote of a majority of all Membership Interests then entitled to vote and then owned by N.B., Inc. Notice of such removal shall be given to the other Member in the manner set forth in Section 14.1. In the event one Member transfers all of its Membership Interest, the transferring Member's rights hereunder to remove Managers shall cease.

            5.10 Vacancies. Any vacancy occurring for any reason in the number of Managers of the company shall be filled by the appointment of a successor to the Manager who is no longer serving as a Manager. The appointment of said successor shall be made in accordance with Section 5.2 hereof, whereby N.B., Inc. will appoint the successor to any Manager it has appointed in accordance with Section 5.2 hereof and Land O'Lakes, Inc. will appoint the successor to any Manager it has appointed in accordance with section 5.2 hereof. A Manager appointed to fill a vacancy shall be appointed for the unexpired term of the predecessor in office and shall hold office until the expiration of such term and until a successor shall be appointed and shall qualify or until the Manager's earlier death, resignation or removal.

            5.11 Salaries. The initial compensation of the Managers shall be One Thousand and No/100 ($1,000.00) per month and changes to such compensation, if any, shall be determined from time to time by an affirmative vote of Members holding at least a majority of all Membership Interests in the Company; provided, however, the compensation otherwise payable to the Managers appointed by Land O'Lakes, Inc. shall be payable directly to Land O'Lakes, Inc. and not to such Managers individually. No Manager shall be prevented from receiving such compensation by reason of the fact that he is also a Member or an affiliate of a Member of the company. No Manager shall be prevented from receiving a salary separate from the compensation provided in this paragraph for performing duties as an employee of the company.

            5.12 Officers. The Managers may appoint themselves or other individuals as officers of the Company which may include, but shall not be limited to: (1) Chairman of the Board; (2) President; (3) one or more Vice Presidents; (4) Secretary; (5) Treasurer; and (6) Assistant Secretary. The Managers may delegate their day-to-day management responsibilities to any such officers, as determined by the Managers from time to time, and such officers shall have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as so authorized by the Managers.

                                   ARTICLE VI

                        RIGHTS AND OBLIGATIONS OF MEMBERS

            6.1 Limitation of Liability. Each Member's liability shall be limited as set forth in the Missouri Act and other applicable law.

            6.2 Company Debt Liability. A Member will not personally be liable for any debts or losses of the Company beyond his, her or its respective Capital Contributions, except as otherwise required by law.

            6.3 List of Members. Upon written request of any Member, the Managers shall provide a list showing the names, addresses and Membership Interests of all Members in the Company.

            6.4 Approval of Sale of All Assets. The Members shall have the right, by the affirmative vote of Members holding at least two-thirds of all Membership Interests, to approve the sale, exchange or other disposition of all, or substantially all, of the Company's assets.

            6.5 Company Books. The Managers shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the Member's expense.

            6.6 Priority and Return of Capital. No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital Contributions) which a Member has made to the Company.

                                   ARTICLE VII

                    MEETINGS OF MEMBERS AND MANNERS OF ACTING

            7.1 Meetings. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member or Members holding at least ten percent (10%) of the Membership Interests.

            7.2 Place of Meetings. A majority of the Members may designate any place, either within or outside the State of Missouri, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the Company in the State of Missouri.

            7.3 Notice of Meetings. Except as provided in Section 7.5, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than three nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered as provided in Section 14.1. Notice of meetings may be waived with consent of the Members holding 100 percent of the Membership Interests.

            7.4 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Missouri, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

            7.5 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members.

            7.6 Quorum. Members holding greater than fifty percent (50%) of all Membership Interests in the Company, represented in person, by proxy or by electronic or telephonic communication, shall constitute a quorum at any meeting of Members.

            7.7 Manner of Action. If a quorum is present, the affirmative vote of Members holding more than fifty percent (501) of all Membership Interests in the Company and entitled to vote on the subject matter shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Missouri Act, by the Articles of Organization, or by this Operating Agreement.

            7.8 Proxies. At all meetings of Members, a Member may vote in person (including by electronic or telephonic participation) or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

            7.9 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section 7.9 is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall he the date the first Member signs a written consent.

            7.10 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

                                  ARTICLE VIII

                    MEETINGS OF MANAGERS AND MANNER OF ACTING

            8.1 Meetings. Meetings of the Managers, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member or by one-half or more of the Managers.

            8.2 Place of Meetings. A majority of the Managers may designate any place, either within or outside the State of Missouri, as the place of meeting for any meeting of the Managers. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the company in the state of Missouri.

            8.3 Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose-or purposes for which the meeting is called shall be delivered not less than three nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or Member calling the meeting, to each Manager entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered as provided in
Section 14.1. Notice of the meeting may be waived by not less than all of the Managers.

            8.4 Meeting of all Managers. If all of the Managers shall meet at any time and place, either within or outside of the State of Missouri, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

            8.5 Quorum. Six Managers of the Company, represented in person, by proxy or by electronic or telephonic communication, shall constitute a quorum at any meeting of Managers.

            8.6 Manner of Acting. Subject to the provisions of Sections 5.2 and 5.9(b) hereof, if a quorum is present, the affirmative vote of more than fifty percent (50%) of all Managers entitled to vote on the subject matter shall be the act of the Managers, unless the vote of a greater or lesser proportion or number is otherwise required by the Missouri Act, by the Articles of Organization, or by this Operating Agreement.

            8.7 Proxies. At all meetings of Managers, a Manager may vote in person (including by electronic or telephonic participation) or by proxy executed in writing by the Manager or by a duly authorized attorney-in-fact. Such proxy shall be filed with the other Manager of the company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

             8.8 Action by Managers Without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed-by each Manager entitled to vote and delivered to the other Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section 8.8 is effective when all Managers entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Managers entitled to take action without a meeting shall be the date the first Manager signs a written consent.

             8.9 Waiver of Notice. When any notice is required to be given to any Manager, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

                                   Article IX

                          CONTRIBUTIONS TO THE COMPANY.
                       CAPITAL UNITS AND CAPITAL ACCOUNTS

            9.1 Members' Capital Contributions. Each Member shall contribute such amount as set forth in Schedule A hereto as its share of the Initial Capital Contribution. Thereafter, N.B., Inc. shall contribute all of its assets, liabilities, and operations to the Company.

            9.2 Capital Units. Each Member's Interest in the capital of the Company shall be represented by Units of Membership Interests. An unlimited number of Units are hereby authorized. The Initial Members shall receive for their Initial Capital Contributions the number of Units set forth on-Schedule A attached hereto. Thereafter, N.B., Inc. shall contribute all of its assets, liabilities and operations to the Company and receive therefor additional 2,800,000 Units, bringing its then total number of units to 2,801,000 Units. Immediately thereafter and pursuant to the Purchase Agreement, Land O'Lakes, Inc. shall buy from N.B., Inc. 1,400,000 Units, resulting in Land O'Lakes, Inc. and N.B., Inc. each having a total of 1,401,000 Units. Additional Members shall receive a number of Units as determined by the unanimous written consent of the Members. The number of Units issued to an Additional Member, and the Capital Contribution for such Units, shall be within the sole discretion of the unanimous written consent of the Members.

            9.3 Capital Accounts.

                  (a) A separate Capital Account will be maintained for each Member. Each Members Capital Account will be increased by (1) the amount of money contributed by such Member to the company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) the net value of which shall be agreed upon by the Members; and (3) the amount of Net Profits allocated to such Member. Each Members Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), the net value of which shall be agreed upon by the Members; and (3) the amount of Net Losses allocated to such Member.

                  (b) In the event of a permitted sale or exchange of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred interest.

                  (c) The manner in which Capital Accounts are to be maintained pursuant to this Section 9.3 is intended, and shall be construed so as, to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder.

                  (d) Upon liquidation of the Company (or any Member's Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid within sixty days of the end of the taxable year (or, if later, within ninety days after the date of the liquidation).

            9.4 Withdrawal or Reduction of Members' Contributions to Capital.

                  (a) A Member shall not receive out of the Company's property any part of its contributions to capital until all liabilities of the Company, except liabilities to Members on account of their contributions to capital, have been paid or there remains property of the Company sufficient to pay them.

                  (b) A Member shall not be entitled to demand or receive from the Company the liquidation of its Membership Interest in the Company until Company is dissolved in accordance with the provisions hereof or other applicable provisions of the Missouri Act.

                                    Article X

                 ALLOCATIONS, INCOME TAX, ELECTIONS AND REPORTS

            10.1 Allocations of Profits and Losses from Operations. The Net Profits and Net Losses of the Company for each Fiscal Year shall be allocated among-the Members in proportion to their Membership Interests in the Company. Any credit available for income tax purposes shall be allocated among the Members in like fashion.

            10.2 Distributions.

                  (a) From January 1, 1995 through the last business day prior to the Remaining Interest Closing Date, the Members and Managers shall cause the Company to make the Mandatory Annual Distribution in an amount defined below and in accordance with the Members' pro rata Membership Interest in the Company no less often than once a year, and shall cause the Company to retain its earnings, over and above the Mandatory Annual Distribution. On the last business day prior to the Remaining Interest Closing Date, the Members and Managers shall cause the Company to distribute such retained earnings to the then existing Members in accordance with such Members' Membership Interest in the Company. The Mandatory Annual Distribution amount shall be an amount equal to the total federal, state and local (if applicable) income taxes reflected on the pro forma income tax returns prepared for the Company by the Company's independent auditors as though the Company were a corporation taxable under Subchapter C of the Code.

                  (b) Distributions of cash or other property inconsistent with
Section 10.2(a) above may only be made upon unanimous vote of all Managers, and in such event shall be made to the Members pro rata in proportion to the respective Membership Interests of the Members on the record date of such distribution. Except as provided in Section 10.2(a), all distributions of Distributable Cash and property shall be made at such time as determined by unanimous vote of the Managers. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section 10.2.

            10.3 Accounting Principles. The profits and losses of the Company shall be determined in accordance with generally accepted accounting principles applied on a consistent basis under the accrual method of accounting.

            10.4 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital- Contribution, except as otherwise specifically provided for herein.

            l0.5 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

            10.6 Records and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, and in addition to the record keeping requirements set forth in the Missouri Act, the Company shall keep at its principal place of business the following records:

                  (a) A current list of the full name and last known business address of each Member and Manager;

                  (b) A copy of the Articles of Organization of the Company and all amendments thereto;

                  (c) Copies of the company's federal, state, and local income tax returns and reports, if any, for the three most recent years; and

                  (d) Copies of the Company's currently effective written operating Agreement and copies of any financial statements of the company for the three most recent years.

            The Company's books shall be kept and its financial statements shall be prepared under the method of accounting described in section 10.3.

            10.7 Tax Returns and Elections.

                  (a) The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.

                  (b) In the event that Company Property is distributed or that a Membership Interest is transferred in accordance with the provisions of this operating Agreement, the Company will elect under section 754 of the Code to adjust the basis of Company Property in the manner provided in Section 734(b) and 743(b) of the Internal Revenue Code of 1986, as amended. All other elections permitted to be made by the Company under federal or state laws shall be made by the Managers in their discretion.

            10.8 Tax Matters Member. Land O'Lakes, Inc. is hereby designated the Tax Matters Member of Company for purposes of Chapter 63 of the Code and the Treasury Regulations thereunder. The Tax Matters Member may be changed by the Members.


                                   ARTICLE XI

                                 TRANSFERABILITY

            11.1 Restrictions on Transferability. Notwithstanding anything contained herein to the contrary, if the Members do not approve by unanimous written consent the proposed sale, transfer or assignment of a selling Member's Membership Interest, the proposed purchaser, transferee or assignee of the selling Member's Membership Interest shall have no right to participate in the management of the business and affairs of the Company or to become a Substitute Member. The purchaser, transferee or assignee shall be entitled only to receive the share of profits or other compensation by way of income and the return of contributions to which that purchaser, transferee or assignee would otherwise be entitled. Except for any transfer between the Members, no transfer of a Member's Membership Interest in the Company (including the transfer of any rights to receive or share in profits, losses, income or the return of contributions) shall be effective unless and until written notice (including the name and address of the proposed purchaser, transferee, or assignee and the date of such transfer) has been provided to the Members, and the Members unanimously and in writing approve said transfer.


                                   ARTICLE XII

                        ADDITIONAL AND SUBSTITUTE MEMBERS

            12.1 Admission of New Members. From the date of the formation of the Company, but only with the unanimous written consent of the Members, any Person or Entity may, subject to the terms and conditions of this Agreement: (i) become an Additional Member in this Company by the sale of new Membership Interests for such consideration as the Members shall determine, or (ii) become a Substitute Member as a transferee of a Member's Membership Interest or any portion thereof.

            12.2 Allocations to New Members. No Additional or Substitute Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Members may, at their option, at the time an Additional or Substitute Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to an Additional or Substitute Member for that portion of the Company's tax year in which an Additional or Substitute Member was admitted, in accordance with the provisions of Section 706 of the Code and the Treasury Regulations promulgated thereunder.

                                  ARTICLE XIII

                           DISSOLUTION AND TERMINATION

            13.1 Dissolution.

                  (a) The Company shall be dissolved upon the occurrence of any of the following events:

            (i) when the period fixed for the duration of the Company shall expire;

        or (ii) by the unanimous written agreement of all Members;

          (iii) upon the death, withdrawal, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event, except assignment of Membership Interest voluntarily or by operation of law, that terminates the continued membership of a Member in the Company (a "Dissolution Event"); provided, however, upon the occurrence of a Dissolution Event, if the business of the Company is continued by a vote of the majority of the Membership Interests held By the remaining Members, then the Company shall not be dissolved but shall be continued. The above described vote of the remaining Members shall occur no later than thirty days after a Dissolution Event.

                  (b) As soon as possible following the occurrence of any of the events specified in this Section effecting the dissolution of the Company, the appropriate representative of the Company shall execute a statement in such form as shall be prescribed by the Missouri Secretary of State and file same with the Missouri Secretary of State's office.

            13.2 Effect of Filing of the Dissolving Statement. Upon the filing with the Missouri Secretary of state of the aforementioned statement, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the company has been entered by a court of competent jurisdiction.

            13.3 Distribution of assets Upon Dissolution. In settling accounts after dissolution, the liabilities of the Company shall be entitled to payment in the following order:

                  (a) those to creditors, in the order of priority as provided by law, except those to Members of the Company on account of their Capital Contributions; and (b) those to Member's of the company with respect to their Capital Accounts in accordance with Section 9.3(d).

            13.4 Articles of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, appropriate articles shall be executed and filed, which articles shall set forth the information required by the Missouri Act.

            13.5 Winding Up. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital contribution of each Member, such Member shall have no recourse against any other Member. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Managers, who are hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any company assets the Managers deem necessary or appropriate to sell.

            13.6 Special Allocations.

                  (a) The following terms used in this Section 13.6 shall have the following meanings for purposes of this Section 13.6:

      (i) "Member's Share of Company Minimum Gain" shall mean an amount determined (A) in accordance with rules applicable to partnerships in Treasury Regulations sections 1.704-2(9) with respect to a nonrecourse liability of the Company in which no Member bears the economic risk of loss, and (B) in accordance with rules applicable to partnerships in Treasury Regulations Section 1.704-2(i) with respect to a nonrecourse liability of the Company in which any Member bears any portion of the economic risk.

      (ii) "Minimum Gain" shall mean that amount of gain, if any, as set forth in rules applicable to partnerships in Treasury Regulations Section 1.704-2(d) that would be realized by the Company if it disposed of (in a taxable transaction) property subject to a nonrecourse liability of such company, in full satisfaction of such liability (and for no other consideration).)

                  (b) Notwithstanding any other provisions of this Agreement to the contrary, if the amount of any Minimum Gain at the end of any taxable year less than the amount of such Minimum Gain at the beginning of such taxable year, there shall be allocated to each Member gross income or gain (in respect of the current taxable year and any future taxable year) in an amount equal to each Member's share of the net decrease in Minimum Gain during such year in accordance with Treasury Regulation section 1.704-2(f). Such allocation of gross income and gain shall be made prior to any other allocation of income, gain, loss, deduction or Section 705(a)(2)(B) expenditure for each year. Any such allocation of gross income or gain pursuant to this Section shall be taken into account, to the extent feasible, in computing subsequent allocations of income, gain, loss, deduction or credit of the Company so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this paragraph if the allocations made pursuant to the first sentence of this paragraph had not occurred. This provision is intended to be a minimum gain chargeback as described in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistent therewith.

                  (c) Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Section 13.6(b) hereof, if there is a net decrease (as determined in accordance with Treasury Regulation Section 1.704-2(i)(3) during a taxable year in Minimum Gain attributable to a non-recourse debt of the Company for which any Member bears the economic risk of loss (as determined in accordance with Treasury Regulation Section 1.704-2(b)(4)), then any Member with a share of the Minimum Gain (as determined in accordance with Treasury Regulation Section 1.704-2(i)(5)) attributable to such debt (determined at the beginning of such taxable year) shall be allocated in accordance with Treasury Regulation Section 1.704-2(i) (4) items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in the Minimum Gain attributable to such Member in accordance with Treasury Regulation Section 1.704-2(i). Any allocations of items of gross income or gain pursuant to this paragraph shall not duplicate any allocations of gross income or gain pursuant to Section 13.6(a) hereof and shall be taken into account, to the extent feasible, in computing subsequent allocations of the Company, so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of this paragraph if the allocations made pursuant to the first sentence of this paragraph had not occurred. This provision is intended to be a partner minimum gain chargeback as described in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistent therewith.

                  (d) Notwithstanding any other provisions of this agreement to the contrary, except as provided in Sections 13.6(b) and 13.6(c) hereof, if any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that reduces any Member's Capital Account below zero or increases the negative balance in such Member's Capital Account (taking into account such Member's deficit restoration obligation), gross income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate any negative balance in such Member's Capital Account (taking into account such Member's deficit restoration obligation) created by such adjustments, allocations or distributions as quickly as possible in accordance with Treasury Regulation
Section 1.704-l(b)(2)(ii)(d). Any such allocation of gross income or gain pursuant to this paragraph shall be in proportion with such negative Capital Accounts of the Members. Any allocations of items of gross income or gain pursuant to this paragraph shall not duplicate any allocations of gross income or gain pursuant to Section 13.6(b) or 13.6(c) hereof and shall be taken into account, to the extent feasible, in computing subsequent allocations of income, gain, loss, deduction or credit, so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this paragraph if such adjustments, allocations or distributions had not occurred. This provision is intended to be a qualified income offset as described in Treasury Regulation
Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistent therewith.


                  (e) Any item of Company loss, deduction or Section 705(a)(2)(B) expenditure that is attributable to a non-recourse debt of the Company for which any Member bears the economic risk of loss (as determined in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to such Member in accordance with Treasury Regulation Section 1.704-2(i).

                  (f) In accordance with Section 704(c) and the Regulations thereunder, if property is contributed to the Company and the fair market value of such property on the date of its contribution differs from the adjusted tax basis of such property, any income, gain, loss and deduction with respect to such property shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis to the Company of such property for federal income tax purposes and the fair market value of such property on the date of contribution to the Company. Such allocations shall be made using a reasonable method that is consistent with the purpose of section 704(c) of the Code pursuant to Treasury Regulation Section 1.704-3. The allocation of depreciation under Treasury Regulation Section 1.704-3 shall be done in such a manner that Land O'Lakes, Inc. shall receive all depreciation attributable to the amount it paid to acquire a portion of its Membership Interest from N.B., Inc.

            13.7 Negative Balance. No Member with a negative balance in such Member's Capital Account shall have any obligation to the Company or any other Member to restore said negative balance to zero.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

            14.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address as it appears in the Company's records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

            14.2 Books of Account and Record. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Managers in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in such detail and completeness as is customary and usual for the businesses of the type engaged in by the Company. such books and records shall be maintained in accordance with generally accepted accounting principles as provided in Section 10.3. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members or their duly-authorized representatives during reasonable business hours.

            14.3 Application of Missouri Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Missouri, and specifically the Missouri Act.


            14.4 Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

            14.5 Amendments. Any amendment to this Operating Agreement may be proposed to the Members by Members holding more than fifty percent (50%) of all Membership Interests in the Company. A vote on an amendment to this Operating Agreement shall be taken within thirty (30) days after notice thereof has been given to the Members unless such period is otherwise extended by applicable laws, regulations, or agreement of the Members. A proposed amendment shall become effective at such time as it has been approved by all of the Members.

            14.6 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

            14.7 Construction. Whenever the singular-number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

            14.8 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

            14.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

            14.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

            14.11 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

            14.12 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, Legal representatives, successors and assigns.

            14.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company.

            14.14 Counterparts. This operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                                  CERTIFICATES

            The undersigned hereby agree, acknowledge and certify that the foregoing Operating Agreement, consisting of eighteen (18) pages, including the Table of Contents and Schedule A attached hereto, constitutes the Operating Agreement of Nutra-Blend, L.L.C., adopted by the Members of the Company effective as of January 1, 1995.

                                          N.B., a Missouri corporation

                                          By: /s/ Jerry E. Wells
                                              ------------------
                                              Jerry E. Wells, Vice-President



                                          Land O'Lakes, Inc.,
                                          a Minnesota cooperative corporation

                                          By:  /s/ George W. Barr
                                               ------------------
                                               George W. Barr Vice President

SCHEDULE A

                                INITIAL CAPITAL                       Membership
--------------------------------------------------------------------------------
MEMBER                          CONTRIBUTION             UNITS        INTEREST
--------------------------------------------------------------------------------
 1. N.B., Inc., a Missouri      $1000.00                 1000         5O%
 corporation
 2. Land O'Lakes, Inc., a       $1000.00                 1000         50%
 Minnesota cooperative
 corporation
                                                                      100%